EXHIBIT 3.1

Text of the June 23, 2014 Amendment to the Bylaws of the Corporation. (New text is in bold and underlined and deleted language is indicated with strikethroughs.)

     Section 1.6    Organization. Meetings of stockholders shall be presided over by the Chief Executive Officer ~~Executive Chairman, if any~~, or in his absence by the Chief Financial Officer ~~Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President~~, or in his ~~the~~ absence ~~of the foregoing persons~~ by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary of the corporation shall act as secretary of the meeting, but in his absence (or if the Secretary is serving as the chairman of the meeting) the person presiding over the meeting may appoint any person to act as secretary of the meeting. The person presiding over the meeting shall announce at the meeting of stockholders the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote.